Exhibit 10.64

English summary of leases “Mietvertrag für Gewerberäume zwischen Herrn
Horst Theilemann und FAST Multimedia Aktiengesellschaft und Pinnacle
Systems GmbH” and “Mietvertrag für Gewerberäume zwischen Herrn Horst
Theilemann und FAST Multimedia Aktiengesellschaft”

Industrial Lease Contract
between
Mr. Horst Theilemann
Rüdesheimer Straße 11-13, 80686 Munich
(the “Lessor”)
and
FAST Multimedia Aktiengesellschaft
Mr. Reiner Bielmeier, Board Representative
Rüdesheimer Straße 11-13, 80686 Munich
(the “Former Lessee”)
and
Pinnacle Systems GmbH
Mr. Oliver Hellmold and Christoph Schwieter, Authorized Representatives
Frankfurter Straße 3 c, 38122 Braunschweig
(the “New Lessee”)

Section 1:  Preamble
Under the lease contract of December 19, 1997, Fast Multimedia AG leased property (plot number 8502/5 and a part of plot number 8506) located at Rüdesheimer Straße 11-13, 80686 Munich. The lease contract was amended six times between 1998-1999. Upon inspection of the leased premises, the parties accepted the lease contract by signing the document prepared by the professional expert Christian Schiessel. The lease is for the period August 1, 1998 until July 31, 2008, although it may be extended or cancelled in accordance with the provisions in Section 3. According to FAST Multimedia AG, Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountatin View, California 94043, U.S.A. took over the property of the Former Lessee on October 1, 2001. FAST Multimedia AG wishes to be discharged from the contract, with Pinnacle Systems GmbH, Frankfurter Straße 3 c, 38122 Braunschweig taking over the lease contract for its European headquarters.

Section 2:  Assumption of the Contract
Fast Multimedia AG will be discharged from the lease contract described in Section 1 from midnight, November 1, 2001. Pinnacle Systems GmbH of Braunschweig will assume the lease contract described in Section 1 from midnight, November 1, 2001, in the place of the Former Lessee. The Lessor consents to the assumption of the contract by the New Lessee. All rights and obligations of the Former Lessee will be transferred to the New Lessee with the result that the New Lessee will be treated as if it had been the lessee from the beginning of the lease contract. Except as outlined here, the Lessor assures that all outstanding obligations until October 31, 2001 are settled and that the Lessor has no claims against the New Lessee arising during this time. The parties agree that repair costs, etc. of the property itself will not be calculated as at November 1, 2001, and that these costs will be directly assumed by the New Lessee as its own costs. The operational costs and additional costs for the current year will be divided between the Former Lessee and the New Lessee internally, and the New Lessee assumes the duty to pay fully upcoming operational and additional costs, including those costs incurred but not yet due prior to the assumption of the lease. The New Lessee must transfer a deposit in the amount of 385,082.01 German marks to a German bank as a condition of the lease contract. Because transfer of the stated amount is not possible because of technical reasons on October 31, 2001, the New Lessee must transfer 385,082.01 as a cash deposit to Michael Ehrlich, attorney for the Lessor. This deposit must remain available on a daily basis, shall not accrue interest and should be transferred to the New Lessee upon the provision of the lease contract safety deposit by the New Lessee. Michael Ehrlich must consent to the parties’ instructions for payment of the deposit he holds, and in the case of dispute between the Lessor and New Lessee, Michael Ehrlich is authorized to transfer the deposit in the form of a trust to a court of law, whereupon Michael Ehrlich is discharged from obligations under the lease contract deposit.

Section 3:  Final Provisions
The agreement will be governed by German law, and all disputes under the agreement are to be settled by Munich courts. The agreement consists of the lease contract of December 19, 1997, with its 8 attachments, the agreement to accept the leased property of August 3, 1998 and the various amendments to the lease contract.

Date and signatures

Industrial Lease Contract
between
Mr. Horst Theilemann
Rüdesheimer Straße 11-13, 80686 Munich
(the “Lessor”)
and
FAST Multimedia Aktiengesellschaft
Mr. Matthias Zahn and Mr. Peter Kronfeld, Board Representatives
Landsberger Straße 76, 80339 Munich
(the “Lessee”)

Section 1:  Leased Property
The property to be leased is located at Rüdesheimer Straße 11-13, 80686 Munich (plot number 8502/5 and a part of plot number 8506). The leased property includes a courtyard (subject to the lease with the city of Munich described below), office space, an attic, a basement, a garage, parking spaces, ramps, and general walkways such as staircases. The leased property does not include certain parking spaces located on the property, and the Lessor retains certain rights of access. The Lessee consents to rent the property as described in this agreement and is liable for rent, operational costs and additional costs. The Lessor is the owner of the property at Rüdesheimer Straße 11-13. The adjoining courtyard to the property of plot number 8506 belongs in part to the City of Munich. Under a lease agreement that may be cancelled on an annual basis, the City of Munich has leased the adjoining courtyard to the property of plot number 8506 to the Lessor. If the lease between the Lessor and the City of Munich of the adjoining courtyard to the property of plot number 8506 is cancelled for any reason, the said property will no longer be included in the lease between the Lessor and Lessee, the monthly rent will be adjusted downward although the Lessee will have no claims of damages or further compensation, the remainder of this lease between the Lessor and Lessee remains valid for all other leased property described herein with the exception of the courtyard leased to the Lessor by the City of Munich. The Lessor has consented to the Lessee’s plans to replace the locks and keys to the property with an electronic card system. Upon assumption of the lease, the Lessee bears the burden of any changes to the leased property required by the Lessee for use of the property. The Lessor assumes no liability for any public law prerequisites or licenses applicable to the Lessee’s use of the property. Prior to the beginning of the lease period, the Lessor, at his own costs, will renovate the property.

Section 2:  Purpose of the Lease
The property to be leased will be used as offices and work areas for electronics development, production and storage. The Lessee agrees to use the property for these purposes only, and if the property is used by a third party, the third party must also use the property for the same purposes only. The Lessee may not sublet the property without the Lessor’s permission, and the Lessor may not withhold his permission except for important reasons. The Lessor may also withdraw his permission for important reasons. The same terms of this lease agreement will apply to any sublets.

Section 3:  Period, Assumption and Cancellation of the Lease
The lease begins on August 1, 1998, and the property will be available no later than August 1, 1998 or the Lessor must pay damages, which will be no higher than 1,000,000 German marks. The lease is for ten years and ends on May 31, 2008 although the lease will be automatically extended each year thereafter for periods of one year only unless either of the parties cancels in writing no less than 12 months before the end of the lease. The lease may not be cancelled during the agreed upon time except for important reasons set out in the lease contract. If the Lessor is unable to rent the property or only able to rent the property at a lower price following a cancellation for important reasons, the Lessee is liable for the difference the Lessor would have received if the property had been rented for the contract price.

Section 4:  Rent
The gross cost of the rent is 128,360.70 German marks including VAT monthly, and the Lessee is responsible for all operational and additional costs. The rent is to be paid to the Lessor’s bank account. The rent may be adjusted upward or downward according to a prescribed formula in the lease agreement to reflect changes in the cost of living as determined by the index for the cost of living for private Households of the Federal Office of Statistics (Statistisches Bundesamt). The Lessee may only demand a reduction of rent in writing. The rent and additional costs must be received in the Lessor’s bank account no later than the third workday of each month.

Sections 5-7:  Condition of the Property, Deposit and Insurance
The Lessee is responsible for keeping the property in good condition. The Lessee must provide a safety deposit of 385,082.10 German marks. The Lessee is responsible for holding adequate insurance for the period of the lease.

Sections 8-10:  Use of the Garage, Signs and Mailboxes, and Licenses
The garage may be used for keeping vehicles there, and the Lessee is required to use reasonable care to avoid damage and will be liable for any such damage. The wall spaces outside the property rented are not included in the lease. The Lessee may hang signs and a mailbox at prescribed locations, and the Lessee is responsible for any costs associated with such. The Lessor will not be liable for damages with regard to any licenses for the Lessee.

Sections 11-14:  Maintenance and Changes in the Property and Entry into the Property
The Lessee is responsible for keeping the property clean and in good condition and is liable for any damage to the property. The Lessor is required to make house improvements such as painting, hanging wallpaper, etc. at regular intervals of 5 years. Changes in the property by the Lessee are only allowed with the Lessor’s permission, and the Lessee is responsible for securing any necessary licenses. The Lessor retains the right to make improvements on the property during the term of the lease, even without obtaining the consent of the Lessee although the Lessor is required to give the Lessee notice before such improvements are made. The Lessor has the right to show other potential tenants the property during normal business hours after obtaining the Lessee’s permission.

Section 15:  Termination of the Lease
Upon termination of the lease, the Lessee must make certain repairs, including painting the walls and installing new carpet. The Lessee must leave the property in clean and good condition upon termination of the lease. The Lessee is responsible for taking away any items installed in or on the property by him during the tenancy. The Lessor may store items left on the premises after termination of the lease at the Lessee’s expense or auction them or dispose of them.

Sections 16-20:  Other Details
The Lessee assumes the general liability for damage to third parties in connection with the premises and is responsible for keeping the walkways around the property clear, including removing snow in the winter. The Lessee must follow the rules of the house. The Lessee must inform the Lessor without delay of any legal changes to the form of the Lessee. If the Lessee’s business in part or whole is transferred to another, this lease agreement is not transferred also unless the Lessor gives his prior permission. If the cancellation agreement concerning the lease between the Lessor and Signalbau Huber AG (the former lessee) is not shown to the Lessee by the Lessor in a prescribed period of time, the Lessee and Lessor have respective cancellation rights ending on February 28, 1998 at the latest.

Section 20:  Final Provisions
The agreement will be governed by German law, and all disputes under the agreement are to be settled by Munich courts.

Date and signatures